Exhibit 99.1

Contact:	LeAnne Zumwalt Investor Relations DaVita Inc. 310 536-2420

DaVita to Acquire Physicians Dialysis, Inc.

El Segundo, CA, July, 22, 2004 - DaVita Inc. (NYSE: DVA), announced that it has entered into a definitive agreement to acquire Physicians Dialysis, Inc. (“PDI”), in a cash-for-stock merger transaction valued at approximately $150 million. The Company expects to close the transaction by the end of the third quarter.

DaVita’s acquisition of PDI will add 24 dialysis centers to its operations and several acute services agreements, representing a total census of approximately 1,700 patients. This transaction strengthens DaVita’s presence in the states of Michigan, Texas, Pennsylvania, Alabama, New Jersey and West Virginia, while adding a new presence in two additional states, Connecticut and Massachusetts. PDI’s current annualized revenue is approximately $75 million and current dialysis revenue per treatment is approximately $286. The acquisition is anticipated to be EPS neutral in the first year.

Completion of the transaction is subject to customary closing conditions including the receipt of bank approval under the terms of DaVita’s credit facility. The Company also intends to amend its credit facility and increase the term debt by $250 million in order to fund ongoing acquisition activities and potential share repurchases over time. The Company has received Hart-Scott-Rodino antitrust clearance for this transaction.

Kent Thiry, Chairman and CEO of DaVita, commented, “PDI is a leading regional company in our industry and represents an important strengthening of our presence in several core markets.” He added, “The two companies share a common focus on quality and culture. The transaction fits with the Company’s target strategies and is expected to provide longer-term market synergies.”

Mr. Thiry also said, “We are looking forward to joining the dedicated teammates and physicians associated with PDI in continuing to provide quality care to their ESRD patients and to expanding our relationships with PDI medical directors and the respected nephrologists in these communities.”

Patrick Ryan, Chairman and CEO of Physicians Dialysis, stated, “This is an important day for the company as all our team has worked hard together to build PDI. We share a common mission and culture with DaVita. The company, under Kent’s leadership, will have the resources to continue to build upon our foundation, while ensuring that our patients continue to receive superior quality care and our team members have outstanding opportunities for professional growth.”

The Company will discuss further details of this transaction on its second quarter earnings conference call scheduled for Tuesday, August 3, 2004; at 12:00 pm EDT. The dial in number for this call is 800 399-4406 and a web cast can be accessed at www.davita.com. Investors who are unable to listen to the DaVita conference call will be able to access a replay via our web site at www.davita.com.

This release also contains forward-looking statements. Factors which could impact future results include the uncertainties associated with governmental regulation, general economic and other market conditions, and the risk factors set forth in the Company’s SEC filings, including its Form 10-Q for the quarter ended March 31, 2004. The forward-looking statements should be considered in light of these risks and uncertainties. These risks include those relating to:

•	the concentration of profits generated from PPO and private indemnity patients and from the administration of pharmaceuticals,
•	possible reductions in private and government reimbursement rates,
•	changes in pharmaceutical practice patterns or reimbursement policies,
•	the Company’s ability to maintain contracts with physician medical directors, and
•	legal compliance risks, such as the ongoing review by the U.S. Attorney’s Office and HHS Office of the Inspector General in Philadelphia.